FedFirst 8-K

Press Release	FOR IMMEDIATE RELEASE Contact: Patrick G. O’Brien Telephone: (724) 684-6800

FedFirst Financial Corporation
Announces Third Quarter and Year-to-Date 2010 Results

MONESSEN, PA— October 29, 2010 - FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank, today announced net income of $295,000 for the three months ended September 30, 2010 compared to $105,000 for the three months ended September 30, 2009. Basic and diluted earnings per share were $0.10 for the three months ended September 30, 2010 compared to $0.04 for the three months ended September 30, 2009.

The Company reported net income of $964,000 for the nine months ended September 30, 2010 compared to $472,000 for the nine months ended September 30, 2009. Basic and diluted earnings per share were $0.33 for the nine months ended September 30, 2010 compared to $0.16 for the nine months ended September 30, 2009.

The Company completed its conversion from the mutual holding company form of organization to the stock holding company form on September 21, 2010. As a result of the conversion, FedFirst Financial Corporation, a newly formed state-chartered corporation, became the holding company for First Federal Savings Bank, and FedFirst Financial Mutual Holding Company and the former FedFirst Financial Corporation ceased to exist. As part of the conversion, the Company completed a public offering of common stock that raised $15.4 million in net proceeds and shares of common stock of the former FedFirst Financial Corporation were exchanged for shares of common stock of the new FedFirst Financial Corporation. Per share amounts for prior periods have been adjusted to reflect the share exchange.

Mr. O’Brien, President and Chief Executive Officer of the Company, stated, “We are pleased with the successful completion of our conversion and to report our seventh consecutive quarter of earnings. We remain dedicated to expanding our core business in order to sustain and strengthen our earnings going forward.”

Third Quarter Results

Net interest income for the three months ended September 30, 2010 increased $148,000 to $2.6 million compared to $2.4 million for the three months ended September 30, 2009. Net interest margin was 3.24% for the three months ended September 30, 2010 compared to 2.97% for the three months ended September 30, 2009. The improvement in net interest margin is primarily attributable to a funding shift on the Company’s balance sheet whereby a reduction in borrowings resulted in a $302,000 decrease in borrowings expense and, despite an increase in overall deposits, interest rate reductions on deposits resulted in a $177,000 decrease in deposits expense.

The provision for loan losses was $200,000 for the three months ended September 30, 2010 compared to $300,000 for the three months ended September 30, 2009. The decrease in the provision is primarily related to changes in the composition of the loan portfolio compared to the prior period. Total nonperforming loans were $1.6 million at September 30, 2010 compared to $1.5 million at September 30, 2009. Nonperforming loans at September 30, 2010 were comprised of 13 residential real estate loans totaling $948,000, two commercial real estate loans totaling $503,000 and two consumer loans totaling $150,000. Net charge-offs were $230,000 for the three months ended September 30, 2010 compared to $106,000 for the three months ended September 30, 2009. At September 30, 2010, nonperforming loans to totals loans was 0.68%, nonperforming assets to total assets was 0.76%, allowance for loan losses to total loans was 1.14% and allowance for loan losses to nonperforming loans was 166.90%.

Noninterest income decreased $34,000, or 4.8%, to $672,000 for the three months ended September 30, 2010 compared to $706,000 for the three months ended September 30, 2009 primarily due to the recognition of a $34,000 loss on the sales of real estate owned in the current period.

Noninterest expense decreased $74,000, or 2.8%, to $2.6 million for the three months ended September 30, 2010 compared to the three months ended September 30, 2009, primarily due to a $38,000 decrease in advertising expense and $19,000 decrease in the amortization of intangible assets.

Year-to-Date Results

Net interest income for the nine months ended September 30, 2010 increased $596,000 to $7.5 million compared to $6.9 million for the nine months ended September 30, 2009. Net interest margin was 3.11% for the nine months ended September 30, 2010 compared to 2.84% for the nine months ended September 30, 2009. The improvement in net interest margin is primarily attributable to a funding shift on the Company’s balance sheet whereby a reduction in borrowings resulted in a $827,000 decrease in borrowings expense and, despite an increase in overall deposits, interest rate reductions on deposits resulted in a $557,000 decrease in deposits expense.

The provision for loan losses was $600,000 for the nine months ended September 30, 2010 compared to $690,000 for the nine months ended September 30, 2009. The decrease in the provision is primarily related to changes in the composition of the loan portfolio compared to the prior period. Net charge-offs were $437,000 for the nine months ended September 30, 2010 compared to $155,000 for the nine months ended September 30, 2009.

Noninterest income decreased $126,000, or 5.0%, to $2.4 million for the nine months ended September 30, 2010 compared to $2.5 million for the nine months ended September 30, 2009. In the prior period, the Company recognized a gain on the sales of available for sale securities of $73,000 and a gain on the sales of real estate owned of $9,000 compared to losses of $5,000 and $24,000 respectively in the current period.

Noninterest expense decreased $161,000, or 2.0%, to $7.7 million for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009 primarily due to a $176,000 decrease in FDIC insurance premiums. In the prior period, the Company paid $155,000 related to the FDIC’s industry-wide special five basis point assessment to cover losses in the Deposit Insurance Fund.  Increased premiums in the prior period were also the result of a change in the assessment calculation.

Balance Sheet Review

Total assets decreased $8.5 million to $344.8 million at September 30, 2010 compared to $353.3 million at December 31, 2009. Cash and cash equivalents increased $14.7 million to $22.2 million primarily due to the receipt of $15.4 million in net proceeds from the second step conversion and offering. In addition, funds received from security and loan payoffs and paydowns, which resulted in a net decrease of $14.5 million in securities and $9.0 million in loans, and funds generated through deposit growth of $11.8 million, primarily in certificates of deposit and money market accounts, were used to paydown $36.9 million in borrowings.

Total stockholders’ equity increased $17.2 million to $59.7 million at September 30, 2010 compared to $42.4 million at December 31, 2009 primarily due to the receipt of $15.4 million in net proceeds from the second step conversion and offering.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

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Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(In thousands, except share and per share data)	September 30,	December 31,
	2010	2009
Selected Financial Condition Data:
Total assets	$344,752	$353,293
Cash and cash equivalents	22,150	7,496
Securities available-for-sale	65,046	79,559
Loans receivable, net	231,379	240,387
Deposits	205,394	193,581
Borrowings	75,589	112,511
Stockholders' equity	59,651	42,443

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Selected Operations Data:
Total interest income	$4,178	$4,509	$12,775	$13,563
Total interest expense	1,617	2,096	5,280	6,664
Net interest income	2,561	2,413	7,495	6,899
Provision for loan losses	200	300	600	690
Net interest income after provision for loan losses	2,361	2,113	6,895	6,209
Noninterest income	672	706	2,380	2,506
Noninterest expense	2,583	2,657	7,705	7,866
Income before income tax expense and noncontrolling interest in net income of consolidated subsidiary	450	162	1,570	849
Income tax expense	152	57	557	320
Net income before noncontrolling interest in net income of consolidated subsidiary	298	105	1,013	529
Noncontrolling interest in net income of consolidated subsidiary	3	-	49	57
Net income of FedFirst Financial Corporation	$295	$105	$964	$472

Earnings per share - basic and diluted (3)	$0.10	$0.04	$0.33	$0.16
Weighted average shares outstanding - basic and diluted (3)	2,902,104	2,890,243	2,893,437	2,878,149

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Selected Financial Ratios(1):
Return on average assets	0.34%	0.12%	0.37%	0.18%
Return on average equity	2.55	1.02	2.90	1.55
Average interest-earning assets to average interest-bearing liabilities	113.43	112.70	112.89	112.07
Average equity to average assets	13.24	11.75	12.63	11.62
Interest rate spread	2.96	2.64	2.83	2.51
Net interest margin	3.24	2.97	3.11	2.84

	Period Ended
	September 30,	December 31,
	2010	2009
Allowance for loan losses to total loans	1.14%	1.03%
Allowance for loan losses to nonperforming loans	166.90	203.82
Nonperforming loans to total loans	0.68	0.50
Nonperforming assets to total assets	0.76	0.47
Net charge-offs to average loans	0.19	0.16
Tier 1 (core) capital and tangible equity (2)	12.71	10.12
Tier 1 risk-based capital (2)	22.74	18.20
Total risk-based capital (2)	23.99	19.45
Book value per share (3)	$19.93	$14.17

(1) Three and nine months ended ratios are calculated on an annualized basis.
(2) Represents capital ratios for First Federal Savings Bank.
(3) Prior period figures were adjusted for comparability using the conversion ratio of 0.4735 due to completion of second step offering.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.